Filed Pursuant to Rule 424(b)(5)
Registration No. 333-211275

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated June 1, 2016

PROSPECTUS    SUPPLEMENT

(To prospectus dated May 11, 2016)

$

FLIR Systems, Inc.

    % Notes due 2021

We are offering $             aggregate principal amount of our     % Notes due 2021 (the “notes”). We will pay interest on the notes semi-annually in arrears on              and              of each year, beginning on                     , 2016. The notes will mature on                     , 2021.

The notes may be redeemed at our option, at any time and from time to time, in whole or in part, at the redemption prices described in this prospectus supplement under the caption “Description of the Notes—Optional Redemption.” If we experience a change of control triggering event, we may be required to offer to repurchase the notes from holders. See “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

The notes will be our general unsecured senior obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated dealer quotation system. Currently, there is no public market for the notes.

Investing in the notes involves significant risk. You should carefully consider the risks described in the “Risk Factors” section of this prospectus supplement beginning on page S-12 and similar sections in our filings with the Securities and Exchange Commission that are incorporated or deemed to be incorporated by reference herein before investing in any of the notes offered hereby.

Per Note	Total
Public offering price (1)%	$
Underwriting discounts and commissions %	$
Proceeds to FLIR Systems, Inc., before expenses (1)%	$

(1)	Plus accrued interest, if any, from , 2016, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about                     , 2016.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

The date of this prospectus supplement is                     , 2016.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document that has previously been filed and is incorporated into the accompanying prospectus or this prospectus supplement by reference, on the other hand, the information in this prospectus supplement shall control.

We urge you to read carefully this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” in this prospectus supplement before deciding whether to invest in the notes offered by this prospectus supplement.

The distribution of this prospectus supplement, the accompanying prospectus and any related free writing prospectus and the offering of the notes in certain jurisdictions may be restricted by law. No action has been or will be taken by us or by any underwriter, agent or dealer involved in the distribution of the notes that would permit a public offering of the notes or the possession or distribution of this prospectus supplement, the accompanying prospectus or any related free writing prospectus in any jurisdiction where action for that purpose is required, other than the United States. Neither this prospectus supplement nor the accompanying prospectus or any related free writing prospectus constitutes, and none of the foregoing may be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We have not authorized any person to provide you with different or inconsistent information. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, and the documents incorporated and deemed to be incorporated by reference herein and therein, are accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we otherwise specify or the context indicates otherwise, references in this prospectus supplement, the accompanying prospectus or any related free writing prospectus to “FLIR,” the “Company,” “we,” “us,” “our” or similar terms refer to FLIR Systems, Inc. and all of its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) on a regular basis. You may read and copy any document we file at the SEC’s public reference room, 100 F Street N.E., Room 1580, Washington, D.C. 20549. Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov. Our SEC filings are also available from our website at http://www.flir.com. Information on or accessible through our website is not part of this prospectus supplement, the accompanying prospectus or any related free writing prospectus.

This prospectus supplement constitutes part of a registration statement filed under the Securities Act of 1933, as amended. As permitted by the SEC’s rules, this prospectus supplement omits information and exhibits included in the registration statement. For further information about us and the notes, you should read the registration statement and the exhibits thereto. You may read and copy those documents as described above. Statements contained in this prospectus supplement as to the contents of any contract or other document are not complete and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement of which this prospectus supplement is a part or to a document incorporated or deemed to be incorporated by reference in this prospectus supplement, and each such statement is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

We have “incorporated by reference” in this prospectus supplement and the accompanying prospectus certain documents that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This information incorporated by reference is a part of this prospectus supplement and the accompanying prospectus, unless we provide you with different information in this prospectus supplement and the accompanying prospectus or the information is modified or superseded by a subsequently filed document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document.

Any reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the completion of the offering of the notes (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) will be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and will automatically update, where applicable, and, to the extent inconsistent, supersede any information contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectus or incorporated or deemed to be incorporated by reference herein or therein.

This prospectus supplement and the accompanying prospectus incorporate the documents listed below that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). These documents contain important information about us, our business and our financial condition.

FLIR SEC Filings	Period or Date Filed
Annual Report on Form 10-K	For the year ended December 31, 2015
Quarterly Reports on Form 10-Q	For the quarter ended March 31, 2016
Current Reports on Form 8-K	Filed on April 25, 2016 and amended on April 28, 2016, filed on May 31, 2016, and June 1, 2016

You can obtain any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from us or from the SEC through the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless we specifically incorporated by reference the exhibit in this prospectus supplement and the accompanying prospectus. You can obtain these documents from us by requesting them in writing, by telephone or via the Internet at the following address, number or website:

FLIR Systems, Inc.

Attn: Investor Relations

27700 SW Parkway Avenue

Wilsonville, Oregon 97070

Telephone: (503) 498-3547

http://www.flir.com

The information contained on or that can be accessed through our website is not a part of this prospectus supplement, the accompanying prospectus or any related free writing prospectus, or any document incorporated or deemed to be incorporated by reference herein or therein.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any related free writing prospectus and portions of the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on management’s current expectations, estimates, projections and assumptions about our business. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “sees,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. In addition, such statements could be affected by general industry and market conditions. You should pay particular attention to the risk factors and cautionary statements referenced in the sections entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus or any related free writing prospectus and in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q incorporated by reference in this prospectus supplement. Other risks, uncertainties and factors that might cause or contribute to such differences include, but are not limited to, those discussed elsewhere in our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K incorporated and deemed to be incorporated by reference in this prospectus supplement.

Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements. Such forward-looking statements speak only as of the date of this prospectus supplement, the accompanying prospectus or any related free writing prospectus, as applicable, or, in the case of any document incorporated by reference, the date of that document, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made. If we update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect to other forward-looking statements.

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before buying the notes in this offering. You should read carefully the entire prospectus supplement and the accompanying prospectus, including in particular the section entitled “Risk Factors” beginning on page S-12 of this prospectus supplement and the more detailed information and financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making any investment decision.

Company Overview

FLIR is a world leader in developing technologies that enhance perception and awareness. We design, develop, market, and distribute solutions that detect people, objects and substances that may not be perceived by human senses and improve the way people interact with the world around them. We bring these innovative technologies—which include thermal imaging systems, visible-light imaging systems, locater systems, measurement and diagnostic systems, and advanced threat-detection solutions—into daily life.

Founded in 1978, FLIR is a pioneer in advanced sensors and integrated sensor systems that enable the gathering, measurement, and analysis of critical information through a wide variety of applications in commercial, industrial, government, and consumer markets worldwide. We offer the broadest range of infrared, also known as thermal, imaging solutions in the world, with products that range from consumer-use thermal camera smartphone accessories to highly advanced aircraft-mounted imaging systems for military and search and rescue applications, with products in between serving a multitude of markets, customers, and applications. As the cost of thermal imaging technology has declined, our opportunities to increase the adoption of thermal technology and create new markets for the technology have expanded. In order to better serve the customers in these markets, we have augmented our thermal product offerings with complementary sensing technologies, such as visible imaging, radar, laser, sonar, chemical sensing, and environmental sensing technologies.

Our goal is to both enable our customers to benefit from the valuable information produced by advanced sensing technologies and to deliver sustained superior financial performance for our shareholders. We create value for our customers by improving personal and public safety and security, providing advanced intelligence, surveillance, reconnaissance, and tactical defense capabilities, facilitating air, ground, and maritime-based situational awareness, enhancing enjoyment of the outdoors, detecting electrical, mechanical and building envelope problems, displaying process irregularities, detecting volatile organic gas emissions, and a variety of other uses of thermal and other sensing technologies.

Our business model and range of solutions allow FLIR to sell products to various end markets, including industrial, original equipment manufacturing, military, homeland security, enterprise, infrastructure, environmental, and consumer. We sell off-the-shelf products in configurations to suit specific customer requirements in an efficient, timely, and affordable manner, and support those customers with training and ongoing support and services. Centered on the design of products for low-cost manufacturing and high-volume distribution, our commercial operating model has been developed over time and provides us with a unique ability to adapt to market changes and meet our customers’ needs. Because we aggregate product demand and production across these markets, we are able to generate significant volume—this volume drives down cost, which then increases demand, enabling a virtuous cycle of lower prices and higher unit volumes. Our manufacturing and supply processes are vertically integrated, minimizing lead times, facilitating prompt delivery, controlling costs and ensuring that components satisfy our high quality standards.

We have evolved our product suite over time, expanding our reach into markets that are adjacent to thermal imaging, with the intent of expanding the adoption and channel development for thermal imaging technology. Examples of this evolution include our entrance into the visible-image security and surveillance market, the maritime electronics market, and the traffic monitoring and signal control market. We intend to continue this evolution as we continue to lower the cost of advanced sensing products. As the cost to own thermal technology continues to decline, the application of these sensors is expanding beyond imaging to areas such as data acquisition where thermal sensors can provide important data that can be used for a wide variety of applications.

We believe that FLIR‘s brand is known for quality, innovation and trust and that customers are drawn to us for products and solutions that are effective, innovative, easy to use, and sold at competitive market prices. We intend to: continue to reduce the cost of thermal technology through higher volumes and new product and process improvements; innovate new applications and form-factors for our technology based on customer feedback; improve the customer experience through improved user-interface, ease-of-use, and software; increase customer loyalty and trust by providing world-class product warranties and support; and improve operational processes to realign resources to be nimble in response to customers’ needs and market trends.

We are organized into the following six operating segments:

Surveillance: The Surveillance segment provides enhanced imaging and recognition solutions under our commercially developed, military qualified model to a wide variety of military, law enforcement, public safety, and other government customers around the world for the protection of borders, troops, and public welfare. Surveillance also develops hand-held and weapon-mounted thermal imaging systems for use by consumers. These products are sold off-the-shelf or can be customized for specific applications and range in price from under $2,000 for certain hand-held and weapon-mounted systems to over $1 million for our most advanced stabilized multi-spectral targeting systems.

Instruments: The Instruments segment provides devices that image, measure, and assess thermal energy, gases, electricity, and other environmental elements for industrial, commercial, and scientific applications under the FLIR and Extech brands. These tools are used by professionals in electrical and mechanical, building envelope, manufacturing plant facility maintenance, petrochemical, utilities, HVAC/R, firefighting, safety and health, and a variety of other sectors.

Security: The Security segment develops and manufactures a wide spectrum of cameras and video recording systems for use in commercial, critical infrastructure, and home monitoring applications. The segment sells products under the FLIR and Lorex brands.

OEM & Emerging Markets: The OEM & Emerging Markets segment provides thermal imaging camera cores and components that are utilized by third parties to create thermal and other types of imaging systems. This segment also houses our emerging businesses, including intelligent traffic systems, imaging solutions for the smartphone and mobile devices market, and thermal imaging solutions for commercial-use unmanned aerial systems.

Maritime: The Maritime segment develops and manufactures electronics and imaging instruments for the recreational and commercial maritime market under the FLIR and Raymarine brands. The segment provides boats of all sizes a full suite of electronic instruments, control systems, and communications equipment.

Detection: The Detection segment offers sensors, instruments, and integrated platform solutions for the detection, identification, and suppression of chemical, biological, radiological, nuclear, and explosives threats for military force protection, homeland security, first responders, and commercial applications. Detection has strengths in understanding the nature of sophisticated security threats, the technological potential of advanced detection instruments and systems, and the complex procurement processes of United States and many international government customers.

FLIR Systems, Inc. is an Oregon corporation and was incorporated in 1978. Our headquarters are located at 27700 SW Parkway Avenue, Wilsonville, Oregon, 97070, and the telephone number at this location is (503) 498-3547. Information about us is available on our website at www.flir.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement, the accompanying prospectus, the documents incorporated or deemed to be incorporated by reference herein, or any free writing prospectus.

Recent Developments

On May 31, 2016, we entered into an unsecured $500 million five-year revolving credit agreement (the “new credit facility”), among us, certain subsidiaries as designated borrowers, Bank of America, N.A., as administrative agent, JP Morgan Chase Bank, N.A. and U.S. Bank National Association, as co-syndication agents, and the other lenders party thereto. In connection with the new credit facility, we terminated our existing $200 million five-year revolving credit facility and $150 million term loan facility (the “prior credit facility”). At the closing of the new credit facility, we made an initial borrowing of $105.0 million in revolving loans and repaid in full all outstanding amounts, including term loans in an aggregate principal amount of $90.0 million, under the prior credit facility.

Under the new credit facility, we may designate our subsidiaries as additional designated borrowers. The new credit facility will not initially be guaranteed by any of our subsidiaries. In the future, certain of our domestic subsidiaries, including domestic subsidiaries that guarantee other indebtedness of in excess of $100.0 million in aggregate principal amount, may be required to become guarantors.

Amounts borrowed under the new credit facility may be repaid and reborrowed. Any amounts outstanding under the new credit facility will bear interest, at our election, at either (A) the rate of interest paid for deposits in the relevant currency plus an applicable margin between 1.125% and 2.125%, or (B) the prime lending rate of Bank of America, N.A. plus an applicable margin between 0.125% and 1.125%, and we will pay a commitment fee on the undrawn commitments under the new credit facility at a rate between 0.15% and 0.30%, in each case, depending on our consolidated total leverage ratio.

Subject to certain conditions precedent, we have the right at any time to increase the total amount of its commitments under the new credit facility by an aggregate additional amount not to exceed $200 million. The provisions of the new credit facility, including representations, warranties, covenants and events of default, are substantially similar to the prior credit facility and include customary affirmative and negative covenants and conditions to borrowing, as well as customary events of default, including but not limited to, the failure to pay interest, principal, fees or charges when due and payable, the failure to perform certain covenants or agreements, false or misleading representations, warranties or statements, cross-defaults, judgment defaults, the occurrence of a change of control, and bankruptcy or insolvency events.

The Offering

The brief summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. In this section, references to “us,” “we,” “our” or the “Company” refer only to FLIR Systems, Inc. and not to any of its subsidiaries.

Issuer	FLIR Systems, Inc.

Notes Offered	$ aggregate principal amount of % notes due , 2021 (the “notes”).

Maturity	The notes will mature on , 2021.

Interest Rate and Payment Dates	The notes will bear interest at a rate of % per year, payable semi-annually in arrears on and of each year, commencing on , 2016.

Ranking	The notes will be our senior unsecured indebtedness. The payment of the principal of, premium, if any, and interest on the notes will:

•	rank equally in right of payment with all of our existing and future senior indebtedness;

•	rank senior in right of payment to all of our indebtedness that is, by its terms, expressly subordinated to our senior indebtedness; and

•	be effectively subordinated to our secured indebtedness to the extent of the value of the collateral securing such indebtedness and to the existing and future liabilities of our subsidiaries.

As of March 31, 2016, after giving effect to the issuance of the notes and the use of proceeds therefrom, including the redemption of our 3.75% senior notes due 2016 with a portion of the net proceeds, and the initial borrowing under our new credit facility and application of the proceeds of such borrowing to repay term loans under our prior credit facility, we would have had approximately $529.8 million of indebtedness, none of which is secured indebtedness, and our subsidiaries would have had approximately $406.8 million of indebtedness and other liabilities (including trade payables but excluding intracompany indebtedness and other obligations not required to be reflected on a balance sheet in accordance with GAAP).

Optional Redemption	We may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed and

•	the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes to be redeemed (not including any interest accrued as of the date of redemption) from the date of redemption through , 2021 (the date that is one month prior to the stated maturity date), in each case discounted to the date of redemption on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the Treasury Rate (as defined in this prospectus supplement) plus basis points, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

In addition, we may redeem the Notes in whole or in part from and after , 2021 (the date that is one month prior to the stated maturity date) at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, on such notes to, but excluding the Redemption Date.

Change of Control Triggering Event	If we experience a “Change of Control Triggering Event” (as defined in this prospectus supplement), unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of the aggregate principal amount of the notes repurchased together with accrued and unpaid interest, if any, as described more fully under “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

Covenants	The indenture governing the notes will contain covenants that, among other things, limit our ability to:

•	create or incur certain liens;

•	enter into certain sale and leaseback transactions; or

•	enter into certain mergers, consolidations and transfers of substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes.”

Future Guarantors	If certain of our domestic subsidiaries are required to guarantee our indebtedness under our new credit facility, they will also be required to guarantee the notes. See “Description of Notes—Future Guarantors.”

Use of Proceeds

We expect the net proceeds from this offering of notes to be approximately $         million after deducting underwriting discounts and commissions and our estimated expenses relating to the offering. In connection with the pricing of this offering of notes, we intend to issue a notice of redemption for all of our outstanding $250.0 million aggregate principal amount of 3.75% senior unsecured notes due

September 1, 2016 (the “2016 notes”). We intend to use the net proceeds of this offering to pay the redemption price for the 2016 notes and for general corporate purposes, which may include working capital, investments in or extensions of credit to our subsidiaries, capital expenditures, acquisitions and stock repurchases.

Form and Denomination	We will issue the notes in the form of one or more fully registered global notes registered in the name of The Depository Trust Company or its nominee. The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Governing Law	New York

Trustee	U.S. Bank National Association

Risk Factors	Investing in the notes involves significant risk. Before making a decision to invest in the notes, you should consider carefully all of the information set forth in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the risk factors set forth under the heading “Risk Factors” beginning on page S-12 of this prospectus supplement and those set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and may be obtained as described under “Where You Can Find More Information.”

Summary Consolidated Financial Data

The following tables set forth certain of our summary consolidated financial data for the periods and at the dates indicated. We derived our summary consolidated financial data as of and for the years ended December 31, 2015, 2014 and 2013 from our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein. We derived our summary consolidated financial data as of and for the three months ended March 31, 2016 and 2015 from our unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the quarter ended March 31, 2016, which is incorporated by reference herein. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of our consolidated financial position and results of operations for the interim periods. The results of operations for any interim period are not necessarily indicative of the operating results to be expected for any subsequent interim period or for a full year.

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(unaudited)
	(in thousands, except per share amounts)
Statement of Income Data:
Revenue	$379,472	$344,517	$1,557,067	$1,530,654	$1,496,372
Cost of goods sold	201,782	168,620	803,506	780,281	759,362

Gross profit	177,690	175,897	753,561	750,373	737,010
Operating expenses:
Research and development	36,411	34,694	132,892	142,751	147,696
Selling, general and administrative	83,902	75,135	313,544	331,995	322,739
Restructuring expenses	—	314	1,361	16,383	25,832

Total operating expenses	120,313	110,143	447,797	491,129	496,267

Earnings from operations	57,377	65,754	305,764	259,244	240,743
Interest expense	3,447	3,661	14,086	14,593	14,091
Interest income	(260)	(247)	(1,167)	(1,405)	(1,058)
Other (income) expense, net	(1,430)	(700)	(12,601)	(3,473)	(1,276)

Earnings from continuing operations before income taxes	55,620	63,040	305,446	249,529	228,986
Income tax provision	54,495	15,130	63,760	49,268	51,971

Net Earnings	1,125	47,910	241,686	200,261	177,015
Basic earnings per share	$0.01	$0.34	$1.73	$1.42	$1.24

Diluted earnings per share	$0.01	$0.34	$1.72	$1.39	$1.22

	As of March 31, 2016	As of December 31, 2015
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$510,613	$472,785
Total assets	2,413,209	2,406,400
Total shareholders’ equity	1,668,029	1,649,515

RISK FACTORS

Investing in the notes involves significant risk. Before making a decision to invest in the notes, you should consider carefully the risk factors described below, and those set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and may be obtained as described under “Where You Can Find More Information,” as well as the other information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. Each of these risks could have a material adverse effect on our business, results of operations and financial condition and the occurrence of any of these risks might cause you to lose all or part of your investment in the notes. These risks are not the only ones we face. Unforeseen risks could arise and problems or issues that we now view as minor could become more significant. If we are unable to adequately respond to these risks and uncertainties, our business, financial condition and results of operations would be materially adversely affected.

The notes are effectively subordinated to the existing and future liabilities of our subsidiaries.

We have significant operations conducted through our subsidiaries. Accordingly, our cash flow and the consequent ability to service our debt, including the notes, are substantially dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. However, our subsidiaries are separate and distinct legal entities from us, and have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. As a result, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will also be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Our subsidiaries are not prohibited from incurring debt or other liabilities, including senior indebtedness, or from issuing equity interests that have priority over our interests in the subsidiaries. If our subsidiaries were to incur additional debt or liabilities or to issue equity interests that have priority over our interests in the subsidiaries, our ability to pay our obligations on the notes could be adversely affected. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations.

As of March 31, 2016, our subsidiaries had approximately $406.8 million of indebtedness and other liabilities (including trade payables but excluding intracompany indebtedness and other obligations not required to be reflected on a balance sheet in accordance with GAAP).

Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the notes.

The indenture under which the notes will be issued will not limit the amount of indebtedness that we may incur. We also have the ability under our Credit Agreement, dated February 8, 2011 (the “Credit Agreement”), with Bank of America, N.A., U.S. Bank National Association, JPMorgan Chase Bank N.A. and other lenders to incur additional indebtedness. As of March 31, 2016, after giving effect to the issuance of the notes and the use of proceeds therefrom, including the redemption of our 2016 Notes with a portion of the net proceeds, and the initial borrowing under our new credit facility and application of the proceeds of such borrowing to repay term loans under our prior credit facility, we would have had approximately $529.8 million of indebtedness outstanding, including $105.0 million in aggregate principal amount of loans under our new credit facility.

Our level of indebtedness, especially if we incur additional indebtedness, including any indebtedness under the new credit facility, could:

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

Additionally, any failure to meet required payments on our indebtedness, or failure to comply with any covenants in the instruments governing our indebtedness, could result in an event of default under the terms of those instruments. In the event of such default, the holders of such indebtedness could elect to declare all the amounts outstanding under such instruments to be due and payable. Any default under the agreements governing our indebtedness and the remedies sought by the holders of such indebtedness could render us unable to pay principal and interest on the notes and substantially decrease their value.

Your right to receive payments on the notes is effectively subordinated to the rights of secured creditors.

The notes will be effectively subordinated in right of payment to our secured indebtedness to the extent of the value of the collateral securing that indebtedness. The indenture under which the notes will be issued permits us to incur secured debt under specified circumstances. Any assets securing any of our secured indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding-up, any assets that secure any of our debt will be available to pay our obligations under the notes only after all debt secured by those assets, as well as any other obligations ranking senior in right of payment to the notes, have been repaid in full, and holders of the notes would then only be entitled to participate in our remaining assets, if any, ratably with all of our remaining unsecured senior creditors. If there are not sufficient assets remaining to pay all of these creditors, then all or a portion of the notes then outstanding and interest thereon would remain unpaid. As of March 31, 2016, we had no outstanding secured indebtedness.

The terms of the indenture and the notes provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes. In addition, the definition of the term “Change of Control Triggering Event” does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of the notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	limit the ability of our subsidiaries to service indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

We may be unable to repurchase the notes upon a Change of Control Triggering Event.

If we experience a “Change of Control Triggering Event,” unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of the aggregate principal amount of the notes repurchased together with accrued and unpaid interest, if any. See “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

However, we may not have sufficient funds to make the required repurchase of the notes. If we fail to make or complete a repurchase of the notes in that circumstance, we will be in default under the indenture governing the notes which could have material adverse consequences for us and holders of the notes. If we are required to repurchase a significant portion of the notes, we may require third-party financing. We cannot be sure that we would be able to obtain third-party financing on favorable terms, or at all.

One of the circumstances under which a “Change of Control” may occur is upon the sale or disposition of all or substantially all of our properties or assets. The phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts or circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our properties or assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of the offer for repurchase of all or a portion of the notes held by such holder may be impacted.

Changes in our credit ratings may adversely affect the value of the notes.

Our outstanding indebtedness, including the notes, from time to time may receive credit ratings from certain credit rating agencies. Such ratings are limited in scope and do not address all risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating was issued. An explanation of the significance of such ratings may be obtained from such rating agencies. Credit ratings are not a recommendation to buy, sell or hold the notes. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies or placed on a so-called “watch list” for a possible downgrade or assigned a negative ratings outlook if, in any rating agency’s judgment, circumstances so warrant. In addition, because we may choose to take actions that adversely affect our credit ratings, such as incurring additional debt or repurchasing shares of our common stock, there can be no guarantee that our credit ratings will not decline during the term of the notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade or have been assigned a negative outlook, could adversely affect the market value of the notes and increase our borrowing costs.

There is no established trading market for the notes and one may not develop.

There is currently no established trading market for the notes and we do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Although the underwriters have advised us that they presently intend to make a market in the notes after completion of the offering, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, we cannot assure the liquidity of the trading market for the notes or that an active market will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. Even if an active market does develop, the market may cease at any time. As a result, you may not be able to resell your notes for an extended period of time, if at all. In addition, if the notes are traded, they may trade at a discount from their initial offering price, depending on the market for similar securities, our results of operations and financial condition, general economic conditions and other factors.

We expect that the trading price of the notes will be significantly affected by changes in the interest rate environment, which could change substantially at any time.

We expect that the trading price of the notes will depend on a variety of factors, including, without limitation, the interest rate environment, which may be volatile, and is not within our control. If interest rates, or expected future interest rates, rise during the term of the notes, the market value of the notes may decline. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the notes.

USE OF PROCEEDS

We expect the net proceeds from this offering of notes to be approximately $         million after deducting the underwriting discounts and commissions and our estimated expenses relating to the offering. In connection with the pricing of this offering of notes, we intend to issue a notice of redemption for all of our outstanding $250.0 million aggregate principal amount of 3.75% senior unsecured notes due September 1, 2016 (the “2016 notes”). We intend to use the net proceeds of this offering to pay the redemption price for the 2016 notes and for general corporate purposes, which may include working capital, investments in or extensions of credit to our subsidiaries, capital expenditures, acquisitions and stock repurchases.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2016 on an actual basis and on an as adjusted basis to give effect to

•	the sale of the notes offered hereby and the application of the net proceeds as described under “Use of Proceeds”, including the redemption of our 2016 Notes with a portion of the net proceeds; and

•	the initial borrowing under our new credit facility and application of the proceeds of such borrowing to repay term loans under our prior credit facility

You should read this table in conjunction with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2016
	Actual	As Adjusted
	($ in thousands)
Cash and cash equivalents	$510,613	$

Long-term debt:
Credit Agreement (1)	$104,809	$
Notes offered hereby	—
3.750% senior notes due 2016	250,000
Total long-term debt	354,809

Total shareholders’ equity	1,668,029

Total capitalization	$2,022,838	$

(1)	Does not include $25.9 million in letters of credit outstanding, which reduce the amount of revolving loans available under the Credit Agreement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes plus fixed charges. “Fixed charges” consist of interest expense and our estimate of an appropriate portion of rentals representative of the interest factor. The estimate of interest within rental expense is estimated to be twenty percent of rental expense.

	Three Months Ended March 31,	Year Ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	15.4x	19.6x	15.5x	14.1x	21.7x	43.6x

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under “—Certain Definitions.” Defined terms used in this description but not defined below under “—Certain Definitions” or elsewhere in this description have the meanings assigned to them in the indenture. In this description, the “Company,” “us,” “we” and “our” refer only to FLIR Systems, Inc.

We will issue our     % notes due 2021 (the “notes”) under a supplemental indenture, to be dated as of                     , 2016, to the indenture, dated as of August 19, 2011, between FLIR Systems, Inc. and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented from time to time.

The following description is a summary of the material provisions of the indenture, as supplemented by the supplemental indenture referred to above, which we refer to as the “indenture.” It does not restate that agreement in its entirety. We urge you to read the indenture because it contains additional information that may be of importance to you. A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement is a part and can be obtained as indicated under “Where You Can Find More Information.” The indenture contains provisions that define your rights under the notes. In addition, the indenture governs the obligations of the Company under the notes. The terms of the notes include those stated in the indenture and, upon effectiveness of a registration statement with respect to the notes, those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The notes will be issued in one series in an initial aggregate principal amount of $         .

The notes will be senior unsecured obligations of FLIR Systems, Inc. only and will rank equally with all of the other unsecured and unsubordinated indebtedness from time to time outstanding of FLIR Systems, Inc.

We will issue the notes only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate trust office. We may change any paying agent and registrar without notice to holders of the notes and we may act as paying agent or registrar. We will pay principal (and premium, if any) on the notes at the Trustee’s corporate trust office in Portland, Oregon. At our option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of the holders.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. Except as described below under “—Certain Covenants,” the indenture does not include covenants restricting our ability to enter into a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes, if such transaction is a permissible consolidation, merger or similar transaction. In addition, except as described below under “—Offer to Repurchase Upon Change of Control Triggering Event,” the indenture does not afford the holders of the notes the right to require us to repurchase or redeem the notes in the event of a highly leveraged transaction. See “—Consolidation, Merger and Sale of Assets.”

We have significant operations conducted through our subsidiaries. Accordingly, our cash flow and the consequent ability to service our debt, including the notes, are substantially dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

Principal, Maturity and Interest

The notes will mature on                     , 2021. Interest on the notes will accrue at a rate of     % per year and will be payable semiannually in arrears on              and             , commencing on                     , 2016. We will pay interest to those Persons who were holders of record on the              and             , as the case may be, immediately preceding each interest payment date.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

When we use the term “business day,” we mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law to close.

If an interest payment date for the notes falls on a date that is not a business day, then interest will be paid on the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date. If a redemption date or the maturity date for any note falls on a date that is not a business day, the related payments of principal, premium, if any, and interest may be made on the next succeeding business day, and no additional interest will accumulate on the amount payable for the period from and after the redemption date or maturity date.

Further Issuances

We may, from time to time, without notice to or consent of the holders of notes, create additional notes under the indenture. These additional notes would have substantially the same terms as the notes offered hereby in all respects (or in all respects except in some cases for the payment of interest accruing prior to the issue date of the additional notes or except for the first payment of interest following the issue date of the additional notes) so that the additional notes may be consolidated and form a single series with the notes offered hereby.

Ranking

The notes will be senior unsecured obligations of the Company. The payment of the principal of, premium, if any, and interest on the notes will:

•	rank equally in right of payment with all existing and future senior indebtedness of the Company;

•	rank senior in right of payment to all indebtedness of the Company that is, by its terms, expressly subordinated to the senior indebtedness of the Company; and

•	be effectively subordinated to the secured indebtedness of the Company to the extent of the value of the collateral securing such indebtedness and to the existing and future liabilities of the Company’s subsidiaries.

As of March 31, 2016, after giving effect to the issuance of the notes and the use of proceeds therefrom, including the redemption of our 2016 Notes with a portion of the net proceeds, and the initial borrowing under our new credit facility and application of the proceeds of such borrowing to repay term loans under our prior credit facility, we would have had approximately $529.8 million aggregate principal amount of indebtedness, none of which is secured indebtedness, and our subsidiaries would have had approximately $406.8 million of indebtedness and other liabilities (including trade payables but excluding intracompany indebtedness and other obligations not required to be reflected on a balance sheet in accordance with GAAP).

Optional Redemption

We may, at our option, redeem the notes in whole at any time or in part from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed and

•	as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes to be redeemed (not including any interest accrued as of the date of redemption) from the date of redemption (the “Redemption Date”) through , 2021 (the date that is one month prior to the stated maturity date), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus basis points, plus accrued and unpaid interest on the notes to be redeemed to the Redemption Date.

In addition, we may redeem the Notes in whole or in part from and after                     , 2021 (the date that is one month prior to the stated maturity date), at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, on such notes to, but excluding, the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC or an affiliate or successor thereof; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer we select.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5: 00 p.m., New York City time, on the third business day preceding that Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded

United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

Any notice to holders of notes of a redemption hereunder needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate of ours delivered to the Trustee no later than two business days prior to the Redemption Date.

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice of Redemption

If we redeem less than all the notes at any time and the notes are Global Notes held by DTC, DTC will select the notes to be redeemed in accordance with its Operational Arrangements. If the notes are not Global Notes held by DTC, the Trustee will select notes on a pro rata basis, or on as nearly a pro rata basis as is practicable.

We will redeem notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the Redemption Date to each holder of notes to be redeemed at its registered address. We may provide in the notice that payment of the redemption price and performance of our obligations with respect to the redemption may be performed by another Person. Any notice may, at our discretion, be subject to the satisfaction of one or more conditions precedent.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancellation of the original note.

Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions precedent provided in the notice of redemption. On and after such date, unless we default in payment of the redemption price on such date, interest ceases to accrue on the notes or portions thereof called for such redemption.

Offer to Repurchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes in whole as described above, each holder of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will send a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment on the Change of Control Payment Date.

If holders of not less than 95% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us, as described above, purchases all of the notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date).

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our subsidiaries taken as a whole to another Person or group may be uncertain.

If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to make the Change of Control Payment for all of the notes that may be tendered for repurchase.

We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of the Change of Control Offer provisions of the notes, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of issuance of the notes:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of our Voting Stock representing a majority of the voting power of our then outstanding Voting Stock;

(3) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4) the adoption by our stockholders of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a change of control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means, with respect to the notes:

(i) the rating of such notes is lowered by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and

(ii) such notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period;

provided that a Change of Control Trigger Event will not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act as a replacement for such Rating Agency; provided that we give notice of such appointment to the Trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Certain Covenants

Restrictions on Secured Debt

The indenture provides that neither FLIR Systems, Inc. nor any Restricted Subsidiary will create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien (which we refer to herein, collectively, as a “mortgage”) on or upon any Principal Property or any capital stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the indenture or acquired after the date of the indenture, without ensuring that the notes (together with, if we decide, any other indebtedness created, incurred, issued, assumed or guaranteed by FLIR Systems, Inc. or any Restricted Subsidiary then existing or thereafter created) will be secured by such mortgage equally and ratably with (or, at our option, prior to) such indebtedness, so long as such indebtedness shall be so secured. This restriction will not apply to indebtedness secured by any of the following:

•	mortgages on any property acquired, constructed or improved by, or on any capital stock or indebtedness acquired by, us or any Restricted Subsidiary after the date of the indenture to (i) secure the payment of all or any part of the purchase price of such property, capital stock or indebtedness upon the acquisition thereof or (ii) secure indebtedness incurred, assumed or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of such property, capital stock or indebtedness or of the cost of any construction or improvements on such properties, in each case, to the extent that the indebtedness is incurred, assumed or guaranteed prior to or within 365 days after the later of the applicable acquisition, construction or improvement of such property, as the case may be, provided, that in the case of any such acquisition, construction or improvement the mortgage shall not apply to any property, capital stock or indebtedness theretofore owned by us or any Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved or substantially unimproved real property on which the property so constructed or the improvement is located;

•	mortgages on any property, capital stock or indebtedness existing at the time we or any Restricted Subsidiary acquire any of the same;

•	mortgages on property of a Person existing at the time we or any Restricted Subsidiary merge or consolidate with such Person or at the time we or any Restricted Subsidiary acquire all or substantially all of the properties of such Person;

•	mortgages on any property of, or capital stock or indebtedness of, a Person existing at the time such Person becomes a Restricted Subsidiary;

•	mortgages to secure indebtedness of any Restricted Subsidiary to us or another Restricted Subsidiary;

•	mortgages in favor of certain governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, capital stock or indebtedness subject to such mortgages, or the cost of constructing or improving the property subject to such mortgage; and

•	extensions, renewals or replacements of any mortgage existing on the date of the indenture or any mortgage referred to above; however, the principal amount of indebtedness secured thereby may not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and such extension, renewal or replacement will be limited to all or a part of the property (plus improvements and construction on such property), capital stock or indebtedness which was subject to the mortgage so extended, renewed or replaced.

Notwithstanding the restriction outlined above, we or any Restricted Subsidiary may, without having to equally and ratably secure the notes, issue, assume or guarantee indebtedness secured by a mortgage not excepted from the restriction if the total amount of the following does not at the time exceed the greater of (i) 15% of Consolidated Net Tangible Assets and (ii) $200.0 million:

•	such indebtedness; plus

•	all other indebtedness that we and our Restricted Subsidiaries have incurred or have guaranteed existing at such time and secured by mortgages not so excepted; plus

•	the Attributable Debt existing in respect of Sale and Lease-Back Transactions existing at such time.

Attributable Debt with respect to the following types of Sale and Lease-Back Transactions will not be included for the purposes of calculating Attributable Debt in the preceding sentence:

•	Sale and Lease-Back Transactions in respect of which an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) is used within 365 days after the effective date of the arrangement to make non-mandatory prepayments on unsubordinated long-term indebtedness, retire unsubordinated long-term indebtedness or acquire, construct or improve a manufacturing plant or facility which is, or upon completion will be, a Principal Property; and

•	Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under the first or sixth bullet point of the first paragraph under this heading.

Restrictions on Sale and Lease-Back Transactions

The indenture provides that neither we nor any Restricted Subsidiary will enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless:

•	we or such Restricted Subsidiary are entitled under the provisions described in the first or sixth bullet point in the first paragraph under “—Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on the property to be leased without having to equally and ratably secure the notes;

•	we or such Restricted Subsidiary are entitled under the provisions described in the last paragraph under “—Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on such property in an amount at least equal to the Attributable Debt in respect of the Sale and Lease-Back Transaction without having to equally and ratably secure the notes; or

•	we apply an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) within 365 days after the effective date of the arrangement to make non-mandatory prepayments on unsubordinated long-term indebtedness, retire unsubordinated long-term indebtedness or acquire, construct or improve a manufacturing plant or facility which is, or upon completion will be, a Principal Property.

Future Guarantors

The indenture will provide that any of our Domestic Subsidiaries that guarantees indebtedness under our Credit Facility will be required to simultaneously execute and deliver to the Trustee a supplemental indenture providing for the guarantee of the payment of the notes by such Domestic Subsidiary, which guarantee will be pari passu with such Domestic Subsidiary’s guarantee of the indebtedness under our Credit Facility.

“Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of May 31, 2016, by and among FLIR Systems, Inc., the Designated Borrowers and Subsidiary Guarantors from time to time party thereto, the Lenders named therein, and Bank of America, N.A., as administrative agent, as such agreement may be amended, restated, modified or supplemented from time to time, or renewed, refunded, refinanced, restructured, replaced or extended from time to time.

Consolidation, Merger and Sale of Assets

The indenture provides that we may consolidate or merge with or into any other corporation, or lease, sell or transfer all or substantially all of our property and assets to any corporation, if:

•	we are the surviving person or the corporation formed by such consolidation or into which we are merged, or the corporation which acquires by lease, sale or transfer all or substantially all of our property and assets, is organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

•	unless we are the surviving person, the corporation formed by such consolidation or into which we are merged, or the corporation which acquires by lease, sale or transfer all or substantially all of our property and assets, agrees to pay the principal of, and any premium and interest on, the notes and perform and observe all covenants and conditions of the indenture by executing and delivering to the Trustee a supplemental indenture; and

•	immediately after giving effect to such transaction and treating indebtedness for borrowed money which becomes our obligation or an obligation of a Restricted Subsidiary as a result of such transaction as having been incurred by us or such Restricted Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing.

If, upon any such consolidation or merger, or upon any such lease, sale or transfer, any of our Principal Property or any capital stock or indebtedness of any Restricted Subsidiary, owned immediately prior to the transaction, would thereupon become subject to any mortgage, security interest, pledge or lien securing any indebtedness for borrowed money of, or guaranteed by, such other corporation (other than any mortgage, security interest, pledge or lien permitted as described under “—Certain Covenants—Restrictions on Secured Debt” above), we, prior to such consolidation, merger, lease, sale or transfer, will, by executing and delivering to the Trustee a supplemental indenture, secure the due and punctual payment of the principal of, and any premium and interest on, the notes (together with, if we decide, any other indebtedness of, or guaranteed by, us or any Restricted Subsidiary then existing or thereafter created) equally and ratably with (or, at our option, prior to) the indebtedness secured by such mortgage, security interest, pledge or lien.

If any consolidation or merger or any lease, sale, or transfer of all or substantially all our assets occurs in accordance with the indenture, the successor person will succeed to, and be substituted for, and may exercise every right and power of ours under the indenture with the same effect as if such successor person had been named in our place in the indenture. The predecessor person will (except in the case of a lease) be discharged from all obligations and covenants under the indenture and any debt securities issued thereunder.

Reports

We will file with the Trustee, within 15 days after we have filed the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies thereof as the Commission may from time to time by rules and regulations prescribe) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports under those Sections, then we will file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in those rules and regulations.

Events of Default

With respect to the notes, an “Event of Default” is defined in the indenture as being:

•	a failure to pay interest upon the notes that continues for a period of 30 days after payment is due;

•	a failure to pay the principal or premium, if any, on the notes when due upon maturity, redemption, acceleration or otherwise;

•	a failure to comply with any of our other agreements contained in the indenture applicable to the notes for a period of 90 days after written notice to us of such failure from the Trustee (or to us and the Trustee from the holders of at least 25% of the principal amount of the notes then outstanding);

•	(a) a failure to make any payment at maturity, including any applicable grace period, of any indebtedness of the Company in an amount in excess of $75,000,000 aggregate principal amount and continuance of this failure to pay or (b) a default on any of the Company’s indebtedness which default results in the acceleration of indebtedness in an aggregate principal amount in excess of $75,000,000 without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, within, in the case of clause (a) or (b) above, 30 days after we receive written notice from the Trustee or the Trustee receives notice from the holders of at least 25% in aggregate principal amount of notes then outstanding; provided, however, that if the failure, default or acceleration referred to in clause (a) or (b) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default shall be deemed cured; or

•	certain events of bankruptcy, insolvency or reorganization relating to us.

The indenture provides that if there is a continuing Event of Default with respect to the notes (other than an Event of Default regarding certain events of bankruptcy, insolvency or reorganization relating to us), either the Trustee or the holders of at least 25% of the outstanding principal amount of the notes may declare the principal amount of all of the notes to be due and payable immediately. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization relating to us, the principal of and accrued and unpaid interest, if any, on all outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of outstanding notes. At any time after the Trustee or the holders, as the case may be, declare an acceleration with respect to the notes, but before the applicable Person has obtained a judgment or decree based on such acceleration, the holders of a majority in principal amount of the outstanding notes may, under certain conditions, cancel such acceleration if we have cured all Events of Default (other than the nonpayment of accelerated principal) with respect to such notes or all such Events of Default have been waived as provided in the indenture. For information as to waiver of defaults, see “—Amendment and Waiver.”

The indenture provides that, subject to the duties of the Trustee to act with the required standard of care, if there is a continuing Event of Default, the Trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes, unless such holders have offered to the Trustee reasonable security or indemnity. Subject to such provisions for security or indemnification of the Trustee and certain other conditions, the holders of a majority in principal amount of the outstanding notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power the Trustee holds with respect to the notes of that series.

No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

•	the Trustee has failed to institute such proceeding for 60 days after the holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the notes;

•	the holders of at least 25% in principal amount of the outstanding notes have made a written request, and offered reasonable security or indemnity, to the Trustee to institute such proceeding as Trustee; and

•	the Trustee has not received from the holders of a majority in principal amount of the outstanding notes a direction inconsistent with such request.

However, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, such note on or after the date or dates they are to be paid as expressed in such note and to institute suit for the enforcement of any such payment.

We are required to furnish to the Trustee annually a statement as to the absence of certain defaults under the indenture. The indenture provides that the Trustee need not provide holders of notes notice of any default (other than the nonpayment of principal or any premium or interest) if it considers it in the interest of the holders of notes not to provide such notice.

Amendment and Waiver

We and the Trustee may amend the indenture with the consent of the holders of a majority of the principal amount of the outstanding notes of each series affected by the amendment. However, no such amendment may, without the consent of the holders of all then outstanding notes of the affected series:

•	change the due date of the principal of, or any installment of principal of or interest on, the notes of that series;

•	reduce the principal amount of, or any premium or interest rate on, the notes of that series;

•	change the place or currency of payment of principal of, or any premium or interest on, the notes of that series;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes of that series after the due date thereof; or

•	reduce the percentage in principal amount of the notes of that series then outstanding, the consent of whose holders is required for amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

The holders of a majority of the principal amount of the outstanding notes of any series may waive, insofar as that series is concerned, future compliance by us with certain restrictive covenants of the indenture. The holders of at least a majority in principal amount of the outstanding notes of any series may waive any past default under the indenture with respect to that series, except a failure by us to pay the principal of, or any premium or interest on, any notes of that series or a provision that cannot be modified or amended without the consent of the holders of all outstanding notes of the affected series.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of ours will have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Defeasance

Defeasance and Discharge

The Company may discharge its obligations under the indenture in respect of the notes if (x) all outstanding notes issued under the indenture have been delivered to the Trustee for cancellation or (y) all outstanding notes issued under the indenture have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and the Company has deposited with the Trustee an amount sufficient to pay and discharge all outstanding notes issued under the indenture on the date of their scheduled maturity or the scheduled date of the redemption, paid all other amounts payable under the indenture and delivered to the Trustee all certificates and opinions required by the indenture.

Defeasance of Certain Covenants and Certain Events of Default

The indenture provides that, upon compliance with certain conditions:

•	we may omit to comply with the covenants described under “—Certain Covenants—Restrictions on Secured Debt,” “—Certain Covenants—Restrictions on Sale and Lease-Back Transactions,” and “—Certain Covenants—Reports” (all other obligations under the notes will remain in full force and effect); and

•	any omission to comply with those covenants will not constitute an Event of Default with respect to the notes (“covenant defeasance”).

The conditions include:

•	depositing with the Trustee money and/or securities of the U.S. government in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay each installment of principal of, any premium and interest on the notes on the due dates for those payments in accordance with the terms of the notes; and

•	delivering to the Trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Certain Other Events of Default

If we exercise our option to effect a covenant defeasance with respect to the notes as described above and the notes are thereafter declared due and payable because of an Event of Default (other than an Event of Default caused by failing to comply with the covenants that are defeased), the amount of money and securities we have deposited with the Trustee would be sufficient to pay amounts due on the notes on their respective due dates but may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from such Event of Default. However, we would remain liable for such payments.

Governing Law

The indenture and the notes are governed by the laws of the State of New York.

The Trustee

U.S. Bank National Association is the Trustee under the indenture, and is the syndication agent under our unsecured revolving credit agreement and is also a lender thereunder. The Trustee and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with FLIR Systems, Inc. and its affiliates in the ordinary course of their respective businesses, subject to the Trust Indenture Act of 1939, as amended.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default shall have occurred and continues that is known to the Trustee, the Trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

“Attributable Debt” is defined in the indenture to mean, in the context of a Sale and Lease-Back Transaction, what we believe in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee’s obligation under the lease for rental payments during the remaining term of such lease, as it may be extended. For purposes of this definition, any amounts lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee’s obligations under the lease.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Net Tangible Assets” is defined in the indenture to mean the total amount of assets minus:

•	all applicable reserves;

•	all current liabilities (excluding any liabilities which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness); and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets,

all as shown in our audited consolidated balance sheet contained in our then most recent annual report to stockholders.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States, any state in the United States or the District of Columbia.

“Event of Default” has the meaning set forth under “—Events of Default.”

“Issue Date” means the date on which the notes are initially issued.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the specified Person.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President or any Executive or Senior Vice President, and by the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Secretary or an Assistant Secretary, of the Company and delivered to the Trustee.

“Person” means any individual, corporation, partnership, limited liability company, joint-stock company, trust, unincorporated organization or any other entity, including any government or any agency or political subdivision thereof.

“Principal Property” is defined in the indenture to mean any plant, warehouse, office building, facility or parcel of real property owned by us or any Restricted Subsidiary which is located within the United States and has a gross book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination, except for any such plant, warehouse, office building, facility or parcel of real property or any portion of such plant, warehouse, office building, facility or parcel of real property which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our Restricted Subsidiaries taken as a whole.

“Restricted Subsidiary” is defined in the indenture to mean any Subsidiary that has substantially all of its property located in or that conducts substantially all of its business within the United States (other than its territories or possessions and other than Puerto Rico) and that owns a Principal Property; however, any Subsidiary which is principally engaged in financing operations outside the United States or which is principally engaged in leasing or in financing installment receivables will not be considered a Restricted Subsidiary.

“Sale and Lease-Back Transaction” is defined in the indenture to mean the leasing by us or any Restricted Subsidiary of any Principal Property, whether owned at the date of the indenture or acquired after the date of the indenture (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between us and any Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by us or such Restricted Subsidiary to any party with the intention of taking back a lease of such property.

“Subsidiary” of any specified Person is defined in the indenture to mean any corporation, partnership, limited liability company or other entity of which more than 50% of the total voting power of outstanding capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) is at the time owned (and, in the case of a partnership, more than 50% of whose total general partnership interests then outstanding is at the time owned), directly or indirectly, by such Person or other Subsidiaries of such Person or a combination thereof and, in the case of an entity other than a corporation or a partnership, such Person has the power to direct, directly or indirectly, the policies, management and affairs of such entity.

BOOK-ENTRY; DELIVERY AND FORM

The notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the “Global Notes”). The Global Notes will be deposited upon issuance with The Depository Trust Company, New York, New York (“DTC”) and registered in the name of a nominee of DTC in the form of a global certificate.

The Global Notes

DTC has advised us that, pursuant to procedures established by it, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with DTC (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture governing the notes. Accordingly, each owner of a beneficial interest in a global security must rely on the procedures of DTC and, if such owner is not a participant, on the procedures of the participant through which it owns its beneficial interest to exercise any rights of a holder of notes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium, if any, and interest (including additional interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. None of FLIR, the trustee or any paying agent under the indenture governing the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

DTC has advised us that its present practice is, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the Global Notes, to credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the notes.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as U.S. and non-U.S. banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”). The Rules applicable to DTC and participants are on file with the SEC.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures described herein in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in the Global Notes owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

You will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in the Global Notes held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, investors who hold their interests in the Global Notes through Clearstream or Euroclear and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Clearstream or Euroclear may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Certificated Securities

Certificated securities will be issued in exchange for beneficial interests in the Global Notes if (i) DTC (x) notifies us that it is unwilling or unable to continue as depository for the Global Notes or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor depository within 90 days of such notice or cessation, (ii) we, at our option, notify the Trustee that we have elected to cause the issuance of such certificated securities in exchange for any or all of the notes represented by the Global Notes or (iii) there shall have occurred and be continuing an Event of Default with respect to the notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended, or the Code, and Treasury regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes.

The summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for an amount equal to the issue price of the notes, which is the first price at which a substantial amount of the notes is sold for money to investors (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to address all categories of investors, some of which may be subject to special rules, such as S corporations, partnerships or other pass-through entities (or investors in such entities), dealers in securities, commodities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, former citizens or long-term residents of the United States, persons holding notes as part of a hedging, conversion or integrated transaction for U.S. tax purposes or a straddle, or persons deemed to sell notes under the constructive sale provisions of the Code. Finally, the summary does not describe the effects of any other U.S. federal tax laws such as the tax on net investment income or estate and gift tax laws or the effects of any applicable non-U.S., state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER U.S. FEDERAL TAX LAWS, NON-U.S., STATE AND LOCAL TAX LAWS, AND TAX TREATIES.

As used herein, the term “U.S. holder” means a beneficial owner of a note that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of a note (other than a partnership or an entity or arrangement (domestic or foreign) that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. If a partnership (including any entity or arrangement (domestic or foreign) that is treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

U.S. Holders

Taxation of Interest

A U.S. holder will be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with such U.S. holder’s regular method of tax accounting.

In general, if the terms of a debt instrument entitle a U.S. holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument by more than a statutorily defined de minimis amount, the U.S. holder will be required to include such excess in income as “original issue discount” over the term of the instrument, irrespective of the U.S. holder’s regular method of tax accounting. We expect, and the discussion below assumes, that the notes will not be issued with original issue discount for U.S. federal income tax purposes.

Additional Payments

We may be required to make payments to holders of the notes in addition to payments of principal and stated interest. We believe there is only a remote possibility that we would be required to make any of these additional payments and/or that any of such additional payments, if made, would be an incidental amount. Therefore, we do not intend to treat the notes as subject to the special rules governing certain contingent payment debt instruments. Our determination in this regard, while not binding on the IRS, is binding on U.S. holders unless they disclose their contrary position. If the IRS successfully asserted that the notes are subject to the rules governing certain contingent payment debt instruments, the timing, amount and character of income with respect to a note realized by a U.S. holder could be materially and adversely different from those described below. The discussion below generally assumes that the notes are not treated as contingent payment debt instruments.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

A U.S. holder generally will recognize taxable gain or loss if the U.S. holder disposes of a note in a sale, exchange, redemption, retirement or other taxable disposition. The U.S. holder’s gain or loss generally will equal the difference between the proceeds received by the U.S. holder (other than amounts attributable to accrued but unpaid interest, which will be taxed as described above) and the U.S. holder’s tax basis in the note. The U.S. holder’s tax basis in the note generally will equal the amount the U.S. holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s taxable gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. Any gain or loss recognized by a U.S. holder on a sale, exchange, redemption, retirement or other taxable disposition of the note will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held the note for more than one year, or short-term capital gain or loss if the U.S. holder has held the note for one year or less, at the time of the disposition. Long-term capital gains of non-corporate U.S. holders generally are eligible for reduced rates of taxation. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitation.

Non-U.S. Holders

Taxation of Interest

Subject to the discussion below under “—Income or Gains Effectively Connected with a U.S. Trade or Business,” payments of interest to non-U.S. holders are generally subject to U.S. federal withholding tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence). The 30% U.S. federal withholding tax generally will not apply to any payment of principal or gain that a non-U.S. holder realizes on the sale, exchange, redemption, retirement or other taxable disposition of a note. Payments of interest on the notes to most non-U.S. holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below. The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that:

•	owns, actually or constructively, applying certain attribution rules, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote; or

•	is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code that is related, directly or indirectly, to us through sufficient stock ownership.

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock (by vote or value) is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exemption and any reduction of the withholding tax rate pursuant to the terms of an applicable income tax treaty require a non-U.S. holder to certify its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of notes (other than with respect to payments attributable to accrued but unpaid interest, which will be taxed as described under “—Taxation of Interest” above). This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

•	the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case it would be subject to U.S. federal income tax as described below under “—Income or Gains Effectively Connected with a U.S. Trade or Business;” or

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the year of the disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States.

Income or Gains Effectively Connected with a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership and disposition of notes by a non-U.S. holder assumes that the non-U.S. holder is not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, exchange, redemption, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and, if an income tax treaty applies, the interest or gain is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder), then the income or gain will be subject to U.S.

federal income tax on a net income basis at the regular graduated rates and generally in the same manner applicable to U.S. holders. If the non-U.S. holder is a corporation (including for this purpose any entity treated as a corporation for U.S. federal income tax purposes), such non-U.S. holder would also be subject to a “branch profits tax” at a rate of 30% subject to reduction under an applicable income tax treaty, on its earnings and profits that are effectively connected with such U.S. trade or business. Payments of interest that are effectively connected with a U.S. trade or business generally will not be subject to the 30% withholding tax, provided that the non-U.S. holder claims an exemption from withholding by timely providing a properly completed and executed IRS Form W-8ECI (or other appropriate form), or any successor form as the IRS designates, as applicable, prior to the payment.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds from a sale, exchange, redemption, retirement or other taxable disposition of the notes paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which require the payer to withhold from payments subject to information reporting if the recipient has failed to provide a correct taxpayer identification number to the payer, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on tax returns. The backup withholding rate is currently 28%.

Payments of interest to U.S. holders and payments made to U.S. holders by a broker upon a sale, exchange, redemption, retirement or other taxable disposition of notes generally will be subject to information reporting, and generally will be subject to backup withholding, unless the U.S. holder (1) is an exempt payee, such as a corporation, or (2) provides the payer with a correct taxpayer identification number and complies with applicable certification requirements. If a sale is made through a non-U.S. office of a non-U.S. broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the non-U.S. broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest, including any tax withheld pursuant to the rules described under “Non-U.S. Holders—Taxation of Interest” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of interest on the notes and payments made to non-U.S. holders by a broker upon a sale, exchange, redemption, retirement or other taxable disposition of the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form.

Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of notes under the backup withholding rules generally can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

Legislation and Guidance Relating to Foreign Accounts

Legislation incorporating provisions referred to as the Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax on certain types of payments made to “foreign financial institutions” and certain other “non-financial foreign entities” as defined in the Code and applicable Treasury regulations. “Foreign financial institution” is broadly defined to include, in addition to banks and traditional financial institutions, entities such as investment funds and certain holding companies. The legislation generally imposes a U.S. federal withholding tax of 30% on U.S. source interest income on a note, and, under current transition rules, is expected to impose a U.S. federal withholding tax of 30% on the gross proceeds from a disposition of a note occurring after December 31, 2018, in each case, paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Non-U.S. Holders—Taxation of Interest,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
J.P. Morgan Securities LLC

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, from the date of this prospectus supplement until the closing date of the offering, without first obtaining the prior written consent of the representatives of the underwriters, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the administrative agent under our unsecured revolving credit agreement and also a lender thereunder, and affiliates of other underwriters may also be lenders under our credit agreement.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each member state of the European Economic Area, no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall result in a requirement for the Company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the representatives have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the representatives to publish a prospectus for such offer.

For the purpose of this provision, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in the each Member State.

The above selling restriction is in addition to any other selling restriction set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers in the provinces of Alberta, British Columbia, New Brunswick, Nova Scotia, Ontario, Prince Edward Island and Quebec purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of FLIR Systems, Inc. and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

FLIR SYSTEMS, INC.

Debt Securities

We may offer and sell our debt securities from time to time in one or more offerings. This prospectus provides you with a general description of the debt securities that we may offer.

We will provide specific terms of debt securities we offer, and the manner in which they are being offered, in supplements to this prospectus, which we refer to as “prospectus supplements.” You should read this prospectus, the documents incorporated and deemed to be incorporated by reference herein, the applicable prospectus supplement and any related free writing prospectus carefully before you invest.

We may offer and sell debt securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on an immediate, continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any of the securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between us and them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of the debt securities offered by this prospectus may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

Investing in our debt securities involves significant risk. You should review carefully the risks described in the “Risk Factors” section of this prospectus and in similar sections in our filings with the Securities and Exchange Commission that are incorporated or deemed to be incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2016.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). Under this shelf registration statement, we may sell one or more series of our debt securities from time to time in one or more offerings. Each time we sell debt securities, we will provide you with a supplement to this prospectus containing specific information about the terms of that offering and the debt securities being offered. Each prospectus supplement may also add, update or change information contained in this prospectus or any document incorporated or deemed to be incorporated by reference herein and, accordingly, any statement in this prospectus or in any document incorporated or deemed to be incorporated by reference herein will be deemed modified or superseded to the extent that any statement contained in the applicable prospectus supplement modifies or supersedes that statement. We urge you to read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the documents incorporated and deemed to be incorporated by reference in this prospectus as described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the debt securities being offered.

The distribution of this prospectus, the applicable prospectus supplement and any related free writing prospectus and the offering of the debt securities in certain jurisdictions may be restricted by law. No action has been or will be taken by us or by any underwriter, agent or dealer involved in the distribution of the debt securities that would permit a public offering of the debt securities or the possession or distribution of this prospectus or any related prospectus supplement or free writing prospectus in any jurisdiction where action for that purpose is required, other than the United States. Neither this prospectus nor any applicable prospectus supplement or related free writing prospectus constitutes, and none of the foregoing may be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should rely only on the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus. We have not authorized any person to provide you with different or inconsistent information. You should assume that the information appearing in this prospectus, the applicable prospectus supplement and any related free writing prospectus, and the documents incorporated and deemed to be incorporated by reference herein and therein, the applicable prospectus supplement and any related free writing prospectus are accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we otherwise specify or the context indicates otherwise, references in this prospectus or in any accompanying prospectus supplement to “FLIR,” the “Company,” “we,” “us,” “our” or similar terms refer to FLIR Systems, Inc. and all of its consolidated subsidiaries.

1

THE COMPANY

FLIR is a world leader in developing technologies that enhance perception and awareness. We design, develop, market, and distribute solutions that detect people, objects and substances that may not be perceived by human senses and improve the way people interact with the world around them. We bring these innovative technologies—which include thermal imaging systems, visible-light imaging systems, locater systems, measurement and diagnostic systems, and advanced threat-detection solutions—into daily life.

FLIR Systems, Inc. is an Oregon corporation and was incorporated in 1978. Our headquarters are located at 27700 SW Parkway Avenue, Wilsonville, Oregon, 97070, and the telephone number at this location is (503) 498-3547. Information about us is available on our website at www.flir.com. The information contained in, or that can be accessed through, our website is not part of this prospectus, any applicable prospectus supplement or free writing prospectus, or the documents incorporated or deemed to be incorporated by reference herein or therein.

2

RISK FACTORS

Investing in our debt securities involves significant risk. Before making a decision to invest in any of our debt securities, you should consider carefully the risk factors set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus and may be obtained as described under “Where You Can Find More Information,” and any risk factors that may be set forth in the applicable prospectus supplement and any related free writing prospectus, as well as the other information contained and incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus. Each of these risks could have a material adverse effect on our business, results of operations and financial condition and the occurrence of any of these risks might cause you to lose all or part of your investment in our debt securities. These risks are not the only ones we face. Unforeseen risks could arise and problems or issues that we now view as minor could become more significant. If we are unable to adequately respond to these risks and uncertainties, our business, financial condition and results of operations would be materially adversely affected.

3

FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and any related free writing prospectus and portions of the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on management’s current expectations, estimates, projections and assumptions about our business. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “sees,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. You should pay particular attention to the risk factors and cautionary statements referenced in the sections entitled “Risk Factors” in this prospectus, any applicable prospectus supplement and in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q incorporated by reference in this prospectus. Other risks, uncertainties and factors that might cause or contribute to such differences include, but are not limited to, those discussed elsewhere in our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K incorporated and deemed to be incorporated by reference in this prospectus.

Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements. Such forward-looking statements speak only as of the date of this prospectus, any applicable prospectus supplement or any related free writing prospectus, as applicable, or, in the case of any document incorporated by reference, the date of that document, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made. If we update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect to other forward-looking statements.

4

USE OF PROCEEDS

We expect to use the net proceeds from the sales of debt securities as set forth in the applicable prospectus supplement.

5

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes plus fixed charges. “Fixed charges” consist of interest expense and our estimate of an appropriate portion of rentals representative of the interest factor. The estimate of interest within rental expense is estimated to be twenty percent of rental expense.

	Three Months Ended March 31, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	15.4x	19.6x	15.5x	14.1x	21.7x	43.6x

6

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon the validity of the debt securities being offered by us.

EXPERTS

The consolidated financial statements of FLIR Systems, Inc. and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC on a regular basis. You may read and copy any document we file at the SEC’s public reference room, 100 F Street N.E., Room 1580, Washington, D.C. 20549. Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov. Our SEC filings are also available from our website at http://www.flir.com. Information on or accessible through our website is not part of this prospectus, any accompanying prospectus supplement or any related free writing prospectus.

This prospectus constitutes part of a registration statement filed under the Securities Act of 1933. As permitted by the SEC’s rules, this prospectus omits information and exhibits included in the registration statement. For further information about us and the debt securities, you should read the registration statement and the exhibits thereto. You may read and copy those documents as described above. Statements contained in this prospectus or any applicable prospectus supplement as to the contents of any contract or other document are not complete and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or to a document incorporated or deemed to be incorporated by reference in this prospectus, and each such statement is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

We have “incorporated by reference” in this prospectus certain documents that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This information incorporated by reference is a part of this prospectus, unless we provide you with different information or the information is modified or superseded by a subsequently filed document. Any information referred to in this way is considered part of this prospectus from the date we file that document.

Any reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the completion of the offering of the debt securities (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) will be

7

deemed to be incorporated by reference into this prospectus and will automatically update, where applicable, and, to the extent inconsistent, supersede any information contained in this prospectus or any applicable prospectus supplement or incorporated by reference herein or therein.

This prospectus incorporates the documents listed below that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). These documents contain important information about us, our business and our financial condition.

FLIR SEC Filings	Period or Date Filed
Annual Report on Form 10-K	For the year ended December 31, 2015
Quarterly Reports on Form 10-Q	For the quarter ended March 31, 2016
Current Reports on Form 8-K	Filed April 25, 2016, as amended on April 28, 2016

You can obtain any of the documents incorporated by reference in this prospectus from us or from the SEC through the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless we specifically incorporated by reference the exhibit in this prospectus. You can obtain these documents from us by requesting them in writing, by telephone or via the Internet at the following address, number or website:

FLIR Systems, Inc.

Attn: Investor Relations

27700 SW Parkway Avenue

Wilsonville, Oregon 97070

Telephone: (503) 498-3547

http://www.flir.com

The information contained on or that can be accessed through our website is not a part of this prospectus, any prospectus supplement or any related free writing prospectus, or any document incorporated or deemed to be incorporated by reference herein or therein.

8

$

FLIR Systems, Inc.

    % Notes due 2021

PRELIMINARY    PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

J.P. Morgan

                    , 2016